Exhibit 99

NYSE MKT: GSS / TSX: GSC / GSE: GSR

Golden Star Resources Reports Second Quarter Financial Results

Gold sales up 10% to 85,183 Ounces in Q2 2012 from 77,725 Ounces in Q1 and up 20% from 70,811 ounces in Q4 2011

Cash operating costs per ounce decline to $921 in Q2 2012 from $1,118 in Q1 and $1,089 in Q4 2011

Second Quarter 2012 revenue up 24% to $136.3 million from $109.8 million year over year

Second Quarter 2012 net income of $2.5 million, up from net loss of $5.0 million year over year

Year-to-date revenue up 18% to $267.3 million from $226.3 million in 2011

Year-to-date net income of $11.6 million versus $0.9 million in 2011

Fourth straight quarter of positive cash flow – $17.6 million in cash from operations in Q2 2012 versus $17.9 million in Q1 and $1.5 million in cash used in operations in Q2 2011

Operating cash flow before changes in working capital of $33.1 million and $54.0 million for the second quarter and first half of 2012, respectively

Denver, CO—August 8, 2012—Golden Star Resources Ltd. (NYSE MKT: GSS; TSX: GSC; GSE: GSR) (“Golden Star” or the “Company”) today reported unaudited financial results for its second quarter and six-month period ended June 30, 2012.

Total second quarter 2012 gold sales increased 17% to 85,183 ounces at a cash operating cost of $921 per ounce from 72,540 ounces at a cash operating cost of $1,079 per ounce in the second quarter of 2011. The increased production led to second quarter revenue of $136.3 million, up 4% over $131.0 in the first quarter and up 24% over $109.8 million in the second quarter of 2011. Net income attributable to Golden Star shareholders in the second quarter increased to $2.5 million, or $0.01 per share, from a net loss of $5.0 million, or $0.02 per share, in the same quarter last year.

A 13% increase in average realized gold price, combined with a 4% increase in year-to-date gold production – to 162,908 ounces in the first six months of 2012 from 156,448 ounces in the same period a year ago – led to an 18% increase in revenue for the respective six-month periods to $267.3 million from $226.3 million. Net income attributable to Golden Star shareholders for the first half of 2012 was $11.6 million, or $0.045 per share, up from $0.9 million, or than $0.003 per share, in the same period a year ago. Year-to-date net income included a $22.4 million gain on sale of assets in the first quarter.

Golden Star Resources Ltd. (www.gsr.com)	News Release 12-21 Page 1 of 11

Golden Star generated $17.6 million in cash from operations in the second quarter of 2012, down slightly from $17.9 million in the first quarter but up from $1.5 million in cash used in operations in the second quarter last year. The Company has achieved four consecutive quarters of positive cash flow from operations. On a year-to-date basis, Golden Star generated $35.5 million in cash from operations versus $7.3 million in cash used in operations through the first six months of 2011. Operating cash flow before changes in working capital was $33.1 million and $54.0 million for the second quarter and first half of 2012, respectively.

“We achieved second quarter guidance both in terms of gold production and cash operating costs, the latter coming in approximately $120 per ounce lower than the guidance of $1,040 per ounce. The Golden Star management team remains focused on increasing gold production at both mines and working to reduce costs, improve efficiencies and increase profitability,” said Tom Mair, President and CEO. “At the same time, we are moving forward aggressively with exploration activities and seeing promising results from our drilling program below the current Wassa pits. Based on recent results that indicate wider and higher-grade mineralization than previously mined at Wassa, we have increased our rig count from two to five in order to accelerate the program. We also continue to advance our Prestea Underground project, where we are proceeding with a full feasibility study following the second quarter completion of a positive Preliminary Economic Assessment that indicates the West Reef may provide an important new source of low-cost gold for Golden Star.”

Over the last year, the Company has successfully focused on returning the pits back to plan, as evidenced by high stripping ratios in 2011 (above 10:1) and more normal (approximately 6:1) stripping ratios early this year. As a result, total material mined in the second quarter of 2012 was lower at 10.4 million tonnes versus 13.3 million tonnes mined in the first quarter. Both mines also invested considerable effort in optimizing their stockpile management programs, particularly over the recent rainy season. In addition, new mining equipment had the effect of improving pit productivity, further reducing mining operating costs.

As gold production from the oxide plant at Bogoso continues to increase, cash operating costs at Bogoso have come down. With Wassa also achieving lower operating costs, combined cash operating costs in the second quarter of 2012 were $921 per ounce, down 18% from $1,118 in the first quarter and down 15% from $1,079 in the second quarter last year.

SUMMARY OF CONSOLIDATED FINANCIAL RESULTS (Unaudited)	Three months ended June 30,		Three months ended
			March 31,	Dec. 31,
	2012	2011	2012	2011
Bogoso/Prestea gold sold (oz)	44,115	34,077	41,242	35,475
Wassa/HBB gold sold (oz)	41,068	38,463	36,483	35,336
Total gold sold (oz)	85,183	72,540	77,725	70,811
Average realized gold price ($/oz)	1,600	1,513	1,686	1,678
Cash operating cost – combined ($/oz)	921	1,079	1,118	1,089
Gold revenues ($000s)	136,313	109,807	131,020	118,814
Cash flow provided by (used in) operations ($000s)	17,570	(1,450)	17,884	19,491
Net income (loss) attributable to shareholders ($000s)	2,483	(5,048)	9,113	7,241
Net income (loss) attributable to shareholders ($/share)	0.01	(0.02)	0.035	0.028

Golden Star Resources Ltd. (www.gsr.com)	News Release 12-21 Page 2 of 11

BOGOSO/PRESTEA RECAP

Bogoso/Prestea gold sales in the second quarter of 2012 increased 29% to 44,115 ounces from 34,077 ounces in the same quarter last year and increased 7% over 41,242 ounces in the first quarter of 2012. The increased production was attributed to the first quarter 2012 startup of the Bogoso oxide plant, which contributed 6,904 ounces of gold in the first quarter of 2012 and 10,064 ounces in the second quarter. Although refractory ore processed in the second quarter of 2012 was 6% lower than the second quarter last year, the Bogoso sulfide plant produced roughly the same number of ounces in both periods due to higher feed grade and improved metallurgical recovery in the 2012 second quarter. The Company expects to achieve improved throughput at the sulfide plant going forward.

The Company’s focus on stockpile management in the second quarter of 2012 enabled it to avoid higher mining costs during the wet season and to complete maintenance work on mining equipment. As expected, it also resulted in less ore mined on a sequential quarter basis – 5.9 million tonnes in the second quarter versus 8.2 million tonnes in the first quarter – and contributed to lower cash operating costs at Bogoso – $999 per ounce in the second quarter of 2012, down 18% from $1,222 per ounce in the first quarter and down 28% from $1,383 per ounce in the second quarter last year.

Refractory ore stockpiles increased to approximately 747,631 tonnes in the second quarter of 2012, which enables the Company to extend the slowdown in mining operations at Bogoso without compromising planned mill throughput rates. The Company has made good progress in achieving faster startup of the stand-by power generator at Bogoso in response to intermittent grid power interruptions that are common in Ghana. In addition to limiting down time at the plant, this initiative reduces the mechanical strain on plant equipment, which helps control maintenance costs.

The oxide plant also primarily processed stockpiled ore in the second quarter of 2012, which resulted in less than optimum throughput, offset by expected grade and recovery improvements over the first quarter startup phase. At the Pampe pit, which we expect to be the main source of ore for the oxide plant in the near future, the Company has made substantial progress removing excess material from two bench slips that occurred in the first quarter of 2012 and expects to complete this effort in the third quarter of this year. With more consistent ore from Pampe, Golden Star expects to improve throughput and achieve continued gains in recovery levels.

Bogoso/Prestea Key Metrics	2Q-12	1Q-12	4Q-11	2Q-11
Refractory ore mined (000st)	605	770	711	608
Non-refractory ore mined (000st)	245	141	16	7
Total ore mined (000st)	849	910	727	615
Waste mined (000st)	5,014	7,242	8,877	5,393
Refractory ore processed (000st)	570	611	493	604
Refractory grade (g/t)	2.60	2.55	2.95	2.31
Refractory ore recovery (%)	71.3	73.3	77.7	66.0
Gold sold (oz) refractory	34,051	34,338	35,475	34,077
Non-refractory ore processed (000st)	202	173	—	—
Non-refractory grade (g/t)	2.71	2.66	—	—
Non-refractory ore recovery (%)	62.2	54.1	—	—
Gold sold (oz) non-refractory	10,064	6,904	—	—
Total gold sold (oz)	44,115	41,242	35,475	34,077
Cash operating cost ($/oz)	999	1,222	1,166	1,383

Golden Star Resources Ltd. (www.gsr.com)	News Release 12-21 Page 3 of 11

WASSA/HBB RECAP

Wassa/HBB gold sales in the second quarter of 2012 met expectations at 41,068 ounces, up 7% from 38,463 ounces in the same quarter last year and up 13% from 36,483 ounces in the first quarter of 2012. Cash operating costs in the second quarter of 2012 declined to $838 per ounce, down 16% from $999 per ounce in the first quarter and down 17% from $1,012 per ounce in the fourth quarter of 2011.

Wassa mine performance was highlighted by excellent results from the higher-grade Father Brown pit, which helped push the second quarter processed grade to 2.06 g/t from 1.74 g/t in the first quarter and from 1.93 g/t in the second quarter a year ago. Likewise, metallurgical recovery improved to 94.8% in the second quarter of 2012 from 93.9% in the first quarter and 94.1% in the second quarter of 2011. Of particular note was the relatively high amount of gravity-recovered gold in the circuit.

The Company continues to implement upgrades to mitigate the effects of wet weather that have resulted in plant slowdowns in recent years. These upgrades include improved drainage systems, both in pits and at the stockpile, relocation of the heap leach material feed system, profiling non-refractory ore stockpiles and modifications to the plant that enable more efficient processing of fine, wet ore. The Company expects to complete these upgrades in the third quarter of 2012.

Wassa/HBB Key Metrics	2Q-12	1Q-12	4Q-11	2Q-11
Ore mined (000st)	715	683	639	576
Waste mined (000st)	3,818	4,445	3,820	3,491
Ore processed (000st)	641	682	589	665
Grade (g/t)	2.06	1.74	2.04	1.93
Recovery (%)	94.8	93.9	94.1	94.1
Cash operating cost ($/oz)	838	999	1,012	811
Gold sold (oz)	41,068	36,483	35,336	38,463

EXPLORATION

Based on a succession of highly positive drilling results at the Wassa Main pits, the Company increased its 2012 exploration budget to approximately $15 million from $10 million. The bulk of drilling activity will involve brownfields exploration around the Wassa and Bogoso/Prestea mines.

As detailed in its July 25, 2012, news release, recent drilling at Wassa Main continued to intersect wider zones of over 2.0 g/t gold mineralization along strike and down dip. As a result, the Company has increased the number of drill rigs on the project from two to five. Drilling results for the first half of 2012 are being incorporated into an updated resource estimate for the Company’s year-end resources and reserves statement.

In Cote d’Ivoire, based on recent positive results from the first phase of deep auger drilling, the Company expects to initiate a rotary air blast (RAB) drill program in the third quarter.

In Brazil, work continues on the Iriri Joint Venture with Votorantim Metals, where regional stream sediment programs are 90% complete over the 3,400 square kilometer concession area. Golden Star has delineated several targets for further testing with regional soil sampling programs.

Golden Star Resources Ltd. (www.gsr.com)	News Release 12-21 Page 4 of 11

DEVELOPMENT

In the second quarter, Golden Star published a favorable Preliminary Economic Assessment (PEA) for the West Reef area of its Prestea Underground mine titled “NI 43-101 Preliminary Economic Assessment Mechanized Mining of the West Reef Resource, Prestea Underground Mine, Prestea, Ghana.” The report showed the West Reef has an Indicated Mineral Resource of 874,000 tonnes grading 18.07 g/t for 508,000 ounces of gold and an Inferred Mineral Resource of 510,000 tonnes grading 11.58 g/t for 190,000 ounces of gold – and in both cases the orebody is open along strike and down dip. The Company has acquired a new underground drilling rig that will be taken to 17 level of West Reef and commissioned in August 2012 for the next series of drilling programs. Results from the drilling program will be incorporated into the information being gathered for the West Reef feasibility study, which is expected to be completed in 2013.

For additional information regarding the PEA, please refer to the full text of the PEA, which is available at http://www.gsr.com/operations/bogoso.asp and under the Company’s profile at www.sedar.com, and to the Company’s press release dated May 3, 2012, titled “Golden Star Resources Publishes Positive Preliminary Economic Assessment for Prestea Underground Mine,” which is available under the Company’s profile at www.sedar.com.

LIQUIDITY AND CAPITAL RESOURCES

At June 30, 2012, Golden Star had approximately $105.7 million in cash and cash equivalents versus $103.6 million at December 31, 2011. The Company has an additional $19.0 million in borrowing capacity under its equipment financing credit facility.

Golden Star invested approximately $14.8 million in capital projects in the second quarter, including $5.0 million for development projects, $7.5 million for the acquisition of new equipment and facilities at its mine sites, and $2.3 million for mine site drilling. The Company expects to invest approximately $50 to $60 million in capital projects during the remainder of 2012. The more significant of the capital projects are the relocation of the Togbekrom village and associated construction of a new tailings facility at Wassa, relocation of Dumasi near Bogoso and the development of the Dumasi pit, ongoing development and drilling at the Prestea underground mine and expanded drilling programs at Wassa Main.

During the second quarter, the Company refinanced $74.5 million of the original $125 million of convertible debentures due in November 2012, leaving $50.5 million outstanding. These debentures can either be repaid, at the option of the Company, in (i) cash or (ii) common shares or a combination of shares and cash, based on (a) a share value which is 95% of the weighted average trading price of our common shares on the NYSE MKT stock exchange for the 20 consecutive trading days ending five days preceding the maturity date and subject to (b) a maximum share issuance of 46.7 million shares. If the value of the 46.7 million shares is less than $50.5 million, we would be required to pay cash, in addition to the shares issued, in an amount equal to the difference between the aggregate value of the shares issued and the $50.5 million. The current financial plan is to pay the convertible debenture in cash.

GUIDANCE

	Bogoso/Prestea	Wassa/HBB	Combined
Oz produced	188,000	150,000	338,000
Cash operating cost ($/oz)	1,100 to 1,180	950 to 985	1,040 to 1,100

Golden Star Resources Ltd. (www.gsr.com)	News Release 12-21 Page 5 of 11

Notes:

1.	Power and fuel prices used in the guidance are $0.16 per kilowatt-hour and $1.33 per liter, respectively.

2.	Starting in late 2012, and continuing through 2014, water treatment costs are estimated to add approximately $60 per ounce at Bogoso, but should drop significantly thereafter when the current backlog of process water is treated.

Second Quarter Conference Call

The Company will conduct a conference call and webcast at 11:00 a.m. Eastern Time on August 9, 2012. Please call in at least five minutes prior to the conference call start time to ensure prompt access to the conference. The call can be accessed by telephone or by webcast as follows:

North American participants: (877) 407-8289

Participants outside U.S. and Canada: (201) 689-8341

Webcast: www.gsr.com

A recording of the conference call will be available until August 31, 2012, through the Company’s website at www.gsr.com or by dialing:

North America: (877) 660-6853, Replay Account number: 329, Conference ID number: 397472 International outside U.S. and Canada: (201) 612-7415, Replay Account number: 329, Conference ID number: 397472

Golden Star Resources Ltd. (www.gsr.com)	News Release 12-21 Page 6 of 11

GOLDEN STAR RESOURCES LTD.

CONSOLIDATED BALANCE SHEETS

(Stated in thousands of U.S. dollars except shares issued and outstanding)

(unaudited)

	As of June 30, 2012	As of December 31, 2011
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$105,729	$103,644
Accounts receivable	11,041	10,077
Inventories	88,109	74,297
Deposits	7,517	6,474
Prepaids and other	2,167	2,048

Total Current Assets	214,563	196,540
RESTRICTED CASH	1,273	1,273
PROPERTY, PLANT AND EQUIPMENT	255,910	252,131
INTANGIBLE ASSETS	4,212	5,266
MINING PROPERTIES	259,350	270,157
AVAILABLE FOR SALE INVESTMENTS	9,565	1,416
OTHER ASSETS	—	895

Total Assets	$744,873	$727,678

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$31,485	$40,708
Accrued liabilities	52,791	51,380
Asset retirement obligations	8,256	8,996
Current tax liability	—	197
Current debt	57,476	128,459

Total Current Liabilities	150,008	229,740
LONG TERM DEBT	87,326	10,759
ASSET RETIREMENT OBLIGATIONS	22,610	24,884
DEFERRED TAX LIABILITY	39,455	23,993

Total Liabilities	$299,399	$289,376

COMMITMENTS AND CONTINGENCIES	—	—
SHAREHOLDERS’ EQUITY
SHARE CAPITAL
First preferred shares, without par value, unlimited shares authorized. No shares issued and outstanding	—	—
Common shares, without par value, unlimited shares authorized. Shares issued and outstanding: 258,861,960 at June 30, 2012; 258,669,487 at December 31, 2011	$694,341	$693,899
CONTRIBUTED SURPLUS	23,093	19,815
ACCUMULATED OTHER COMPREHENSIVE INCOME/(LOSS)	(6,972)	1,978
DEFICIT	(264,515)	(276,112)

Total Golden Star Equity	445,947	439,580
NONCONTROLLING INTEREST	(473)	(1,278)

Total Equity	445,474	438,302

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$744,873	$727,678

Golden Star Resources Ltd. (www.gsr.com)	News Release 12-21 Page 7 of 11

GOLDEN STAR RESOURCES LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Stated in thousands of U.S. dollars except shares and per share data)

(unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2012	2011	2012	2011
REVENUE
Gold revenues	$136,313	$109,807	$267,333	$226,313
Cost of sales	116,870	102,525	234,015	210,276

Mine operating margin	19,443	7,282	33,318	16,037
Exploration expense	827	1,569	2,091	2,148
General and administrative expense	4,718	7,252	11,485	14,354
Derivative mark-to-market loss	—	2,430	162	6,679
(Gain)/loss on fair value of convertible debentures	1,145	(6,107)	2,037	(24,292)
Property holding costs	1,336	1,689	3,410	4,363
Foreign exchange loss	1,019	462	1,880	719
Interest expense	3,723	2,112	6,496	4,470
Interest and other income	(129)	(63)	(268)	(102)
Loss on sale of assets	(76)	—	(61)	—
(Gain)/loss on sale of investments	25	2	(22,360)	2
Loss on extinguishment of debt	582	—	582	—

Income/(loss) before income tax	6,273	(2,064)	27,864	7,696
Income tax expense	(2,931)	(3,801)	(15,462)	(8,106)

Net income/(loss)	$3,342	$(5,865)	$12,402	$(410)
Net income/(loss) attributable to non-controlling interest	859	(817)	805	(1,290)

Net income/(loss) attributable to Golden Star shareholders	$2,483	$(5,048)	$11,597	$880

Net income/(loss) per share attributable to Golden Star shareholders
Basic	$0.010	$(0.020)	$0.045	$0.003
Diluted	$0.010	$(0.020)	$0.045	$0.003
Weighted average shares outstanding (millions)	258.8	258.6	258.8	258.6
Weighted average shares outstanding-diluted (millions)	258.9	258.6	258.8	259.2

Golden Star Resources Ltd. (www.gsr.com)	News Release 12-21 Page 8 of 11

GOLDEN STAR RESOURCES LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Stated in thousands of U.S. dollars)

(unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2012	2011	2012	2011
OPERATING ACTIVITIES:
Net income	$3,342	$(5,865)	$12,402	$(410)
Reconciliation of net income/(loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	25,175	15,274	44,224	36,492
Amortization of loan acquisition costs	—	318	895	672
Loss/(Gain) on sale of investments	25	—	(22,360)	—
Loss on extinguishment of debt	582	—	582	—
(Loss)/Gain on sale of assets	(76)	2	(61)	2
Non-cash employee compensation	1,125	879	3,704	2,220
Deferred income tax expense	2,931	3,040	15,462	6,347
Fair value of derivatives loss	—	930	162	5,179
Fair value loss/(gain) on convertible debt	1,145	(6,107)	2,037	(24,292)
Accretion of asset retirement obligations	705	2,183	1,408	3,116
Reclamation expenditures	(1,847)	(7,945)	(4,422)	(11,828)

	33,107	2,709	54,033	17,498
Changes in non-cash working capital:
Accounts receivable	1,005	(1,779)	(964)	(2,804)
Inventories	(8,492)	(15)	(10,504)	(421)
Deposits	591	245	(714)	(700)
Accounts payable and accrued liabilities	(8,546)	(2,185)	(5,528)	(18,799)
Other	(95)	(425)	(869)	(2,089)

Net cash provided by/(used in) operating activities	17,570	(1,450)	35,454	(7,315)
INVESTING ACTIVITIES:
Expenditures on mining properties	(7,326)	(9,191)	(19,863)	(18,031)
Expenditures on property, plant and equipment	(7,492)	(9,951)	(19,620)	(19,863)
Change in accounts payable and deposits on mine equipment and material	1,007	(4,077)	(2,689)	(3,184)
Cash used for equity investments	—	—	(938)	—
Proceeds from sale of assets	80	—	6,685	—

Net cash used in investing activities	(13,731)	(23,219)	(36,425)	(41,078)
FINANCING ACTIVITIES:
Principal payments on debt	(2,271)	(2,573)	(4,421)	(5,338)
Proceeds from debt agreements and equipment financing	350	3,470	7,386	3,470
Exercise of options	—	—	91	—

Other	—	26	—	158

Net cash (used in)/provided by financing activities	(1,921)	923	3,056	(1,710)

Increase/(decrease) in cash and cash equivalents	1,918	(23,746)	2,085	(50,103)
Cash and cash equivalents, beginning of period	103,811	151,661	103,644	178,018

Cash and cash equivalents, end of period	$105,729	$127,915	$105,729	$127,915

Golden Star Resources Ltd. (www.gsr.com)	News Release 12-21 Page 9 of 11

COMPANY PROFILE

Golden Star Resources holds the largest land package in one of the world’s largest and most prolific gold producing regions. The Company holds a 90% equity interest in Golden Star (Bogoso/Prestea) Limited and Golden Star (Wassa) Limited, which respectively own the Bogoso/Prestea and Wassa/HBB open-pit gold mines in Ghana, West Africa. In addition, Golden Star has an 81% interest in the currently inactive Prestea Underground mine in Ghana, as well as gold exploration interests elsewhere in Ghana, in other parts of West Africa and in Brazil in South America. Golden Star has approximately 259 million shares outstanding. Additional information is available at www.gsr.com.

Statements Regarding Forward-Looking Information: Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Such statements include comments regarding expected reductions in operating costs and increases in production; improvements to throughput at the Bogoso sulfide plant; the impact of Pampe ore on results at the Bogoso oxide plant and the timing of more consistent ore sourcing at Pampe; the timing and effects of upgrades at Wassa; planned investments in capital projects; the Company’s exploration budget, and planned increases to such budget, and planned exploration activities and drilling, including exploration at Bogoso/Prestea, and Wassa/HBB, and elsewhere in West Africa and Brazil; timing of commissioning of the underground drilling rig at Prestea Underground; timing of updated resource estimates and of the completion of the feasibility study for Prestea Underground; and the Company’s 2012 production and cash operating cost estimates, including anticipated power and fuel prices and water treatment costs. Factors that could cause actual results to differ materially include timing of and unexpected events at the Bogoso/Prestea oxide and sulfide processing plants and at the Wassa processing plant; variations in ore grade, tonnes mined, crushed or milled; variations in relative amounts of refractory, non-refractory and transition ores; delay or failure to receive board or government approvals and permits; the availability and cost of electrical power; timing and availability of external financing on acceptable terms; technical, permitting, mining or processing issues; changes in U.S. and Canadian securities markets; and fluctuations in gold price and costs and general economic conditions. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors in our Form 10-K for 2011. The forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release.

Non-GAAP Financial Measures: in this news release, we use the terms “cash operating cost per ounce.” Cash operating cost per ounce is equal to total cash costs less production royalties and production taxes, divided by the number of ounces of gold sold during the period. We use cash operating cost per ounce as a key operating indicator. We monitor this measure monthly, comparing each month’s values to prior period’s values to detect trends that may indicate increases or decreases in operating efficiencies. This measure is also compared against budget to alert management to trends that may cause actual results to deviate from planned operational results. We provide this measure to our investors to allow them to also monitor operational efficiencies of our mines. We calculate this measure for both individual operating units and on a consolidated basis. Cash operating cost per ounce should be considered as Non-GAAP Financial Measures as defined in SEC Regulation S-K Item 10 and other applicable securities laws and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. There are material limitations associated with the use of such non-GAAP measures. Since this measure does not incorporate revenues, changes in working capital and non-operating cash costs, it is not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Changes in numerous factors including, but not limited to, mining rates, milling rates, gold grade, gold recovery, and the costs of labor, consumables and mine site general and administrative activities can cause these measures to increase or decrease. We believe that these measures are the same or similar to the measures of other gold mining companies, but may not be comparable to similarly titled measures in every instance.

Cautionary Note to Investors Concerning Estimates of “Indicated Mineral Resources” and “Inferred Mineral Resources”

This release uses the terms “Indicated Mineral Resources” and “Inferred Mineral Resources”. The Company advises US investors that while these terms are recognized and required by National Instrument 43-101, the

Golden Star Resources Ltd. (www.gsr.com)	News Release 12-21 Page 10 of 11

US Securities and Exchange Commission (“SEC”) does not recognize them. US Investors are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into a higher category or into mineral reserves. Inferred Mineral Resources have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. US investors are cautioned not to assume that any part or all of the Inferred Mineral Resource exists, or is economically or legally mineable. Also, disclosure of contained ounces is permitted under Canadian regulations; however the SEC generally requires mineral resource information to be reported as in-place tonnage and grade. The PEA is preliminary in nature, it includes Inferred Mineral Resources that are considered too speculative geologically to have economic considerations applied to them that would enable them to be categorized as mineral reserves, there is no assurance that the PEA will be realized and mineral resources that are not mineral reserves do not have demonstrated economic viability.

The technical contents of this press release that relate to the PEA have been reviewed and approved by Dr. Martin Raffield, P.Eng., a Qualified Person pursuant to National Instrument 43-101. Dr. Raffield is Senior Vice President Technical Services for Golden Star.

For further information, please contact:

GOLDEN STAR RESOURCES LTD.

Bruce Higson-Smith, Senior Vice President Finance and Corporate Development

1-800-553-8436

INVESTOR RELATIONS

Jay Pfeiffer, Pfeiffer High Investor Relations, Inc.

303-393-7044

Golden Star Resources Ltd. (www.gsr.com)	News Release 12-21 Page 11 of 11